NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

OMNITEK ENGINEERING COMPLETES $5.0 MILLION PRIVATE PLACEMENT

-- Financing to Facilitate Diesel to Natural Gas Truck Engine Conversion Sales in U.S. Market --

SAN MARCOS, CA — April 5, 2012 — Omnitek Engineering Corporation
(OTCBB: OMTK) today announced it has entered into a definitive agreement with investors for a private placement of common stock and warrants to raise approximately $5.0 million in gross proceeds.

Under the terms of the financing, the company will issue shares of common stock at a price of $2.12 and warrants to a group of investors at an exercise price of $3.88, with a five-year term.

Merriman Capital, Inc. (OTCQX:MERR) acted as the sole placement agent in connection with the transaction.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

“The completion of this financing will greatly accelerate the build out of our national network of diesel-to-natural-gas conversion facilities. There is enormous  pent up demand for truck engine conversions in the U.S. market, as well as other substantial opportunities -- including power generators, irrigation pumps, and other diesel powered equipment,” said Werner Funk, president and chief executive officer of Omnitek Engineering Corporation.

Funk noted that diesel engines have a service life of up to 20 years.  “During the life span of diesel engines, routine overhauls are required and service budgets established in advance.  By converting these diesel engines to operate on natural gas during a routine service overhaul, we are able to offer truck operators a compelling return on investment with much lower fuel costs and cleaner combustion.  Omnitek’s option is clearly an attractive consideration given the cost to purchase a new natural gas truck engine and the large “carbon-footprint” as a consequence of manufacturing a new engine,” Funk said.

He added that compressed natural gas provides significant advantages over diesel fuel – including reduced emissions, plentiful supplies and favorable economics. Industry sources estimate there are up to 8.0 million heavy duty vehicles operating in the United States that could benefit from conversion to natural gas.

About Omnitek Engineering Corporation

Omnitek Engineering Corp. develops and sells new natural gas engines, as well as proprietary diesel-to-natural gas conversion systems and complementary products -- providing global customers with innovative alternative energy and emissions control solutions that are sustainable and affordable.

Some of the statements contained in this news release discuss future expectations, contain projections of results of operations or financial condition or state other ``forward-looking'' information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements, completion of R&D and successful commercialization of products/services, patent completion, prosecution and defense against well-capitalized competitors. These are serious risks and there is no assurance that our forward-looking statements will occur or prove to be accurate. Words such as ``anticipates,'' ``expects,'' ``intends,'' ``plans,'' ``believes,'' ``seeks,'' ``estimates,'' and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

#      #      #